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Exhibit 99.4

FORM OF
BROKER LETTER TO CLIENTS WHO ARE BENEFICIAL HOLDERS
OF INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC.

Subscription Rights to Purchase Units
Offered Pursuant to Subscription Rights Distributed to Public Stockholders
of Infrastructure and Energy Alternatives, Inc.

                , 20

To our Clients:

        This letter is being distributed to our clients who are holders of shares of common stock, $0.0001 par value per share (the "Common Stock") of Infrastructure and Energy Alternatives, Inc. (the "Company") as of 5:00 p.m., Eastern Time, on January 27, 2020, the record date, in connection with a distribution by the Company in a rights offering of transferable subscription rights ("Subscription Rights") to subscribe for and purchase units (the "Units"). Each Unit consists of one share of Series B-3 Preferred Stock and 34.375 Warrants. Each share of Series B-3 Preferred Stock has the terms and conditions described in the Prospectus (as defined below). Each Warrant will be exercisable for one share of the Company's Common Stock at a price of $0.0001 per share from the date of issuance. The Warrants are exercisable for cash, or solely during any period when a registration statement for the exercise of the Warrants is not in effect, on a cashless basis. The Subscription Rights are described in the Company's prospectus dated                                    , 20                                    (the "Prospectus") (a copy of which accompanies this letter). In this rights offering, the Company is offering an aggregate of 15,000 Units.

        The Subscription Rights may be exercised at any time during the subscription period, which commences on January 31, 2020 and ends at 5:00 p.m., Eastern Time, on March 2, 2020, the expiration date, unless extended.

        As described in the Prospectus, you will receive one Subscription Right for every share of Common Stock owned or deemed owned on the record date, evidenced by transferable Subscription Rights Certificates. The Subscription Rights are transferable in minimum denominations of 50.

        For every share of Common Stock you owned as of the record date, you will receive one Basic Subscription Right, which gives you the opportunity to purchase one Unit, each Unit consisting of one share of Series B-3 Preferred Stock and 34.375 Warrants, at a price of $1,000.00 per Unit, which is subject to proration and the limitations described in the Prospectus.

        The Rights Offering has a Minimum Subscription Requirement per subscriber of $50,000.00. To the extent that you own less than 50 shares of Common Stock on the record date, you would otherwise be distributed Subscription Rights that would not allow you to subscribe at the Minimum Subscription Requirement. In order to permit such stockholders to participate in the rights offering, each Subscription Right will contain a Minimum Subscription Privilege, which will permit each holder of Common Stock as of the record date to purchase $50,000.00 of Units, subject to proration and the limitations described in the Prospectus.

        If you exercise your Minimum Subscription Privilege or your Basic Subscription Rights in full, you may also choose to exercise your Over-Subscription Privilege to purchase a portion of any Units that are not purchased by other holders of Common Stock and remain available. You should indicate on your Subscription Rights Certificate how many additional Units you would like to purchase pursuant to your Over-Subscription Privilege, which is subject to proration and the limitations described in the Prospectus.

        Enclosed are copies of the following documents:

  1.
  Prospectus

  2.
  Form of Beneficial Owner Election Form

  3.
  Instructions as to Use of Subscription Rights Certificates

        THE MATERIALS ENCLOSED ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF COMMON STOCK HELD BY US IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. EXERCISES OF SUBSCRIPTION RIGHTS MAY BE MADE ONLY BY US AS THE RECORD OWNER AND PURSUANT TO YOUR INSTRUCTIONS.

        Accordingly, we request instructions as to whether you wish us to elect to subscribe for any Units to which you are entitled pursuant to the terms and subject to the conditions set forth in the enclosed Prospectus and other materials. However, we urge you to read the Prospectus and other enclosed materials carefully before instructing us to exercise your Subscription Rights.

        Your instructions to us should be forwarded as promptly as possible in order to permit us to exercise Subscription Rights on your behalf in accordance with the provisions of the rights offering. The rights offering will expire at 5:00 p.m., Eastern Time, on the expiration date. You are encouraged to forward your instructions to us before the expiration date to allow us ample time to act upon your instructions. A holder cannot revoke the exercise of a subscription right.

        If you wish to have us, on your behalf, exercise the subscription rights for any Units to which you are entitled, please so instruct us by timely completing, executing, and returning to us the Beneficial Owner Election Form enclosed with this notice.

        ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE RIGHTS OFFERING SHOULD BE DIRECTED TO MORROW SODALI LLC, THE INFORMATION AGENT, TOLL-FREE AT (800) 662-5200.

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  Exhibit 99.4
FORM OF BROKER LETTER TO CLIENTS WHO ARE BENEFICIAL HOLDERS OF INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC.